Exhibit 3.1

                                    DEED POLL

DATE     October 26, 2004

BY

QINETIQ GROUP PLC (a company incorporated in England) Registered Number 4154556 and its wholly owned subsidiary QINETIQ LIMITED (a company incorporated in England) Registered Number 03796233 both of 85 Buckingham Gate, London, United Kingdom (together, QINETIQ) in favour of each holder of ordinary shares in PSIVIDA LIMITED ABN 78 009 232 026 (PSIVIDA) from time to time (together, PSIVIDA SHAREHOLDERS).

BACKGROUND

A. QinetiQ has entered into this deed poll to record voluntary restrictions on its ability to cast votes attaching to fully paid ordinary shares in pSivida held by QinetiQ (QINETIQ SHARES).

B. As at the date of this deed poll QinetiQ is the legal and beneficial owner of 35,699,629 QinetiQ Shares, constituting approximately 17.5% of pSivida's issued share capital.

OPERATIVE PROVISIONS

1.       QINETIQ'S OBLIGATIONS

1.1      VOTING

         Subject to clause 1.2, QinetiQ irrevocably covenants in favour of each pSivida Shareholder that it will, and will cause each of its associates (as that term is defined in the Corporations Act 2001 (Cth)) to, in relation to each resolution at any general meeting of pSivida Shareholders (including an annual general meeting), cast all votes attaching to the QinetiQ Shares in the same way as the majority of proxy votes exercisable by all proxies validly appointed in respect of the relevant meeting as announced to that meeting in relation to the relevant resolution.

1.2      TERMINATION

         QinetiQ's obligations under this deed poll will continue for the period of 5 years from the date of this deed poll, but will not apply at any time where QinetiQ's shareholding in pSivida constitutes less than 10% of pSivida's total issued share capital, and in any event will automatically cease to apply on the fifth anniversary of the date of this deed poll.

2.       GENERAL

2.1      NATURE OF DEED POLL

         QinetiQ acknowledges that this deed poll may be relied on and enforced by any pSivida Shareholder in accordance with its terms even though that shareholder is not party to it.


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2.2      GOVERNING LAW AND JURISDICTIONS

         This deed poll is governed by and must be construed in accordance with the laws of Western Australia. QinetiQ submits to the non-exclusive jurisdiction of the courts exercising jurisdiction in Western Australia, and any court that may hear appeals from any of those courts, in respect of all matters or things arising out of this deed poll.

2.3      STAMP DUTY

         All stamp duty (including fines and penalties, if any) payable in respect of this deed poll or any instrument created in connection with it must be borne by QinetiQ.


EXECUTED as a deed poll.




EXECUTED by QINETIQ GROUP PLC


/s/Harold E. Kruth                             /s/Lynton David Boardman
------------------------------------           ---------------------------------
Signature of director                          Signature of secretary


Harold E. Kruth                                Lynton David Boardman
------------------------------------           ---------------------------------
Full Name                                      Full Name



EXECUTED by QINETIQ LIMITED


/s/Harold E. Kruth                             /s/Lynton David Boardman
------------------------------------           ---------------------------------
Signature of director                          Signature of secretary


Harold E. Kruth                                Lynton David Boardman
------------------------------------           ---------------------------------
Full Name                                      Full Name